                                  EXHIBIT 99.1

                       Press Release Dated August 15, 2000


                  Investor Contact:         Suzanne DuLong or Jessica Towns
                                            CIENA Corporation
                                            (888) 243-6223
                                            email: ir@ciena.com

                  Press Contact:            Denny Bilter or Aaron Graham
                                            CIENA Corporation
                                            (877) 857-7377
                                            email: pr@ciena.com


FOR IMMEDIATE RELEASE



CIENA Announces Two-for-One Stock Split

Linthicum, Md. - August 15, 2000 -- CIENA Corporation announced today that its Board of Directors has approved and declared a two-for-one stock split of the Company's common shares. Shareholders of record at the close of business on August 28, 2000 will receive a distribution of one new share for each share held. The distribution date for the split, being effected by way of a stock dividend, is September 18, 2000.

"CIENA continues to demonstrate its leadership in intelligent optical networking," said Patrick Nettles, CIENA's president and chief executive officer. "With six consecutive quarters of revenue growth and a share price which has increased more than four-fold in a year, a stock split will allow a broader base of investors to participate in this strong business momentum."

As of July 31, 2000, CIENA had 141,907,933 common shares outstanding. Upon completion of the split, the number will increase to 283,815,866 common shares outstanding.

# # #



ABOUT CIENA

CIENA Corporation's market-leading intelligent optical networking systems form the core for the new era of networks and services worldwide. CIENA's LightWorks(tm) architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at <http://www.ciena.com>.